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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 5 to Registration Statement No. 333-134053 of our report dated June 26, 2006 (except for the last paragraph of Note 1, as to which the date is August 28, 2006) related to the consolidated financial statements of Stanley, Inc. appearing in the prospectus, which is part of this Registration Statement, and of our report dated June 26, 2006 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

McLean, Virginia
October 2, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM